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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2002

SCHERER HEALTHCARE, INC.
(Exact name of Company specified in its charter)

Delaware	0-10552	59-0688813
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID No.)
120 Interstate North Parkway, S.E. Suite 305 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

(770) 933-1800
(Registrant's telephone number, including area code)

Item 5. Other Events.

        On October 21, 2002, Scherer Healthcare, Inc. (the "Company") announced that the Boards of Directors of both the Company and Stericycle, Inc. approved an agreement and plan of merger pursuant to which Stericycle will acquire the Company for $41.5 million in cash. Upon completion of the merger transaction, the Company will become a wholly owned subsidiary of Stericycle. In the transaction, each issued and outstanding share of the Company's common stock will be acquired for $8.57 in cash, and each issued and outstanding share of the Company's preferred stock will be acquired for $100.00 in cash, together with an amount equal to cumulative dividends, if any. In addition, all outstanding options to purchase the Company's common stock will be canceled, and each canceled option will represent the right to receive upon completion of the merger a cash payment in an amount equal to the option spread (i.e., the product of (i) the number of shares of common stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of $8.57 per share over the exercise price per share payable under the option), less any required withholding taxes.

        The merger agreement specifies that the transaction is subject to the approval of the Company's stockholders, customary closing conditions and regulatory reviews, including approval of the merger transaction by the New York City Business Integrity Commission. The merger agreement is terminable in certain circumstances by the Company, including in connection with a determination to accept a qualified superior proposal (subject to payment of a termination fee in the amount of $1.5 million).

        In connection with the merger agreement, Robert P. Scherer, Jr., the Company's Chairman of the Board of Directors, President and Chief Executive Officer who controls the voting power over a majority of the shares of common stock, is a party to a voting agreement pursuant to which he has agreed to vote all of the shares of common stock over which he has voting power in favor of the merger transaction. Mr. Scherer has sole voting power over shares representing approximately 52.0% of the Company's outstanding common stock and shared voting power over shares representing approximately 7.7% of the Company's outstanding common stock. (The party with whom Mr. Scherer shares voting power over these latter shares is not a party to the voting agreement.) Under the voting agreement, Mr. Scherer has given his proxy to the Company's president and CEO and its chief financial officer to vote the shares subject to the voting agreement at the special meeting of the Company's stockholders to be held for the purpose of voting on the proposed merger transaction. The voting agreement terminates automatically upon, among other things, the termination of the merger agreement or the merger agreement becoming terminable pursuant to specified sections of the merger agreement.

        Mr. Scherer has entered into a five-year noncompetition agreement with Stericycle pursuant to which, in consideration for his receiving $195,000 per year during the term of the agreement, he will not provide services for any competing business or solicit for a competing business any customer or employee of the Company. In addition, Stericycle has agreed to pay Mr. Scherer a one time consulting fee of $225,000 on the effective date of the merger transaction in exchange for his entering into a three-year consulting agreement whereby he will provide consulting services to Stericycle upon its request. These two agreements do not become effective until the closing of the merger transaction.

        A copy of the press release issued by the Company and Stericycle is attached as Exhibit 99.4 hereto and incorporated herein by reference. The summary of the transaction described above does not purport to be complete and is qualified in its entirety by reference to the full text of the transaction agreements attached as exhibits hereto and incorporated herein by reference.

        This report includes "forward-looking statements." Forward-looking statements involve known and unknown risks and should be viewed with caution. The Company cautions that various factors, including the factors described in its Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, as well as general economic conditions, changes in applicable laws and regulations, industry trends, a dependence upon and/or loss of key employees, reliance on union employees and ability to negotiate acceptable collective bargaining agreements with the labor unions, vendors or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risks, distribution efficiencies, capacity constraints and technological difficulties could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. As it relates to the acquisition described in this report, specific risks and uncertainties include the risk that closing of the transaction may be postponed or terminated, and whether and when the transaction will be accretive to Stericycle. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

(c)	Exhibits.
	2.1	Agreement and Plan of Merger, dated October 19, 2002, by and among Stericycle, Inc., Sharps Acquisition Corporation and Scherer Healthcare, Inc.
	99.1	Voting Agreement, dated October 19, 2002, by and among Stericycle, Inc., Sharps Acquisition Corporation and Robert P. Scherer, Jr.
	99.2	Consulting Agreement, dated October 19, 2002, by and between Stericycle, Inc. and Robert P. Scherer, Jr.
	99.3	Noncompetition Agreement, dated October 19, 2002, by and between Stericycle, Inc. and Robert P. Scherer, Jr.
	99.4	Press Release, dated October 21, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHERER HEALTHCARE, INC.

/s/ Donald P. Zima Donald P. Zima Vice President and Chief Financial Officer

Date: October 24, 2002

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SIGNATURES